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                                                    EXHIBIT 23.1



         CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Biocircuits Corporation for the registration of 1,588,677 shares of its common stock and to the incorporation by reference therein of our report dated January 12, 1996, except for 'Nature of Business and Financing' in Note 1 as to which the date is March 28, 1996, with respect to the financial statements of Biocircuits Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                  ERNST & YOUNG LLP

Palo Alto, California
January 13, 1997